Exhibit 10.3

AMENDMENT TO WARRANT

DATED JUNE 15, 2012

The Warrant dated June 15, 2012 by and between Augme Technologies, Inc. a Delaware corporation (the “Company”), with its principal office at 350 7th Avenue, 2nd Floor, New York, N.Y. 10001, and Robert F. Hussey (the “Holder”) is hereby amended as follows with the remaining provisions of the Agreement remaining in full force and effect.

Termination Date:  THIS WARRANT (the “Warrant”) certifies that, for value received, Robert F. Hussey (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after June 15, 2012 (the “Initial Exercise Date”) and on or prior to the six-month anniversary of the Initial Exercise Date (the “Termination Date”), but not thereafter, to subscribe for and purchase from Augme Technologies, Inc., a Delaware corporation (the “Company”), up to 250,000 shares (the “Warrant Shares”) of common stock, $.0001 par value per share, of the Company (the “Common Stock”).

Is replaced with:

Termination Date:  THIS WARRANT (the “Warrant”) certifies that, for value received, Robert F. Hussey (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after June 15, 2012 (the “Initial Exercise Date”) and on or prior to the third-year anniversary of the Initial Exercise Date (the “Termination Date”), but not thereafter, to subscribe for and purchase from Augme Technologies, Inc., a Delaware corporation (the “Company”), up to 250,000 shares (the “Warrant Shares”) of common stock, $.0001 par value per share, of the Company (the “Common Stock”).

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its officer thereunto duly authorized.

Dated:	June 29, 2012

AUGME TECHNOLOGIES, INC.

		By:	/s/ Paul R. Arena
Name: Paul R. Arena
Title: Chief Executive Officer